Exhibit 99.1

Century Therapeutics Reports Fourth Quarter and Year-end 2021 Financial Results and Provides Business Updates

IND submission for lead program CNTY-101 on track for mid 2022; Phase 1 ELiPSE-1 trial of CNTY-101 in relapsed/refractory lymphoma expected to commence after IND submission

Entered into a strategic collaboration with Bristol Myers Squibb to develop iPSC-derived allogeneic cell therapies

Ended 2021 with cash, cash equivalents, and marketable securities of $358.8M; Cash runway into 2025, including proceeds received from Bristol Myers Squibb in connection with the Collaboration Agreement

PHILADELPHIA, March 17, 2022 (GLOBE NEWSWIRE) -- Century Therapeutics, Inc., (NASDAQ: IPSC), an innovative biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies in immuno-oncology, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2021.

“Throughout 2021, we continued to make steady progress in developing our comprehensive, next-generation iPSC-based cell therapy platform, executed on our powerful discovery engine, and we believe we are positioned to transition to a clinical stage company in 2022. With this foundation in place, we are on track to advance multiple product candidates to the clinic over the next three years,” said Lalo Flores, Chief Executive Officer, Century Therapeutics. “Additionally, we look forward to continuing our partnership in the years ahead with Bristol Myers Squibb, a global leader in oncology and hematology, to further expand our pipeline of iPSC-derived cell therapy products for treating hematological and solid tumor malignancies. We are committed to maximizing the potential utility of our platform technology and look forward to what we expect to be a very productive year ahead.”

Business Highlights

•	Entered into a collaboration and license agreement with Bristol Myers Squibb in January 2022 to develop and commercialize up to four iPSC-derived, engineered natural killer cell (iNK) and / or T cell (iT) programs for hematologic malignancies and solid tumors. Under the terms of the agreement, Century received a $100 million upfront payment and Bristol Myers Squibb made a $50 million equity investment in Century Therapeutics’ common stock. The agreement provides for future program initiation fees and development, regulatory, and commercial milestone payments totaling more than $3 billion plus royalties on product sales.

•	Announced that, subject to U.S. Food and Drug Administration (FDA) acceptance of its Investigational New Drug (IND) application, the Company plans to initiate a Phase 1 trial, ELiPSE-1, to assess CNTY-101 in patients with relapsed/refractory aggressive lymphoma or indolent lymphoma after at least two prior lines of therapy, including patients who have received prior CAR T cell therapy. In vivo data presented at the Annual Society of Hematology (ASH) Annual Meeting in December demonstrated strong antitumor activity against human lymphoma cell lines with CNTY-101.

•	Announced plans to focus its initial T cell development program on γδ cells. Data presented at the ASH Annual Meeting in December suggest that γδ CAR-iT cells provide an opportunity to deliver allogeneic T cell therapies without risk for graft-versus-host disease. CNTY-102 will be a CAR- γδ iT candidate targeting CD19, and a second antigen for relapsed/refractory B cell lymphoma and other B cell malignancies.

•	Added to the NASDAQ Biotechnology Index (NASDAQ: NBI) in December 2021.

Upcoming Milestones

•	Current Good Manufacturing Practice (cGMP) manufacturing facility expected to be operational in 2022.

•	CNTY-101 IND filing remains on track for mid-2022. Subject to U.S. FDA acceptance of its IND application, the Company plans to initiate the Phase 1 ELiPSE-1 trial of CNTY-101 in relapsed/refractory lymphoma in 2022.

•	Expect to submit an IND for CNTY-103 in 2023. CNTY-103 is Century’s first solid tumor candidate for glioblastoma.

Fourth Quarter and Year-end 2021 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities were $358.8 million as of December 31, 2021, as compared to $76.8 million as of December 31, 2020. Net cash used in operations was $89.0 million for the twelve months ended December 31, 2021, compared to $41.3 million for the twelve months ended December 31, 2020.

•	Research and Development (R&D) expenses: R&D expenses were $75.6 million for the year ended December 31, 2021, compared to $39.7 million for the year ended December 31, 2020. The increase in R&D expenses was primarily due to an increase in personnel expenses related to increased headcount to expand the Company’s R&D capabilities, costs for preclinical studies, costs for laboratory supplies, and facility costs.

•	General and Administrative (G&A) expenses: G&A expenses were $19.2 million for the year ended December 31, 2021, compared to $9.5 million for the year ended December 31, 2020. The increase was primarily due to an increase in personnel related expense due to an increase in employee headcount and an increase in the Company’s professional fees as a result of expanded operations to support its infrastructure as well as additional costs to operate as a public company.

•	Net loss: Net loss was $95.8 million for the year ended December 31, 2021, compared to $53.6 million for the year ended December 31, 2020.

Financial Guidance

•	The Company expects full year GAAP Operating Expenses to be between $155 million and $165 million including non-cash stock-based compensation expense of $10 million to $15 million.

•	The Company expects its cash, cash equivalents, and marketable securities, including proceeds from the Bristol Myers Squibb collaboration agreement, will support operations into 2025.

About Century Therapeutics

Century Therapeutics, Inc. (NASDAQ: IPSC) is harnessing the power of adult stem cells to develop curative cell therapy products for cancer that we believe will allow us to overcome the limitations of first-generation cell therapies. Our genetically engineered, iPSC-derived iNK and iT cell product candidates are designed to specifically target hematologic and solid tumor cancers. We are leveraging our expertise in cellular reprogramming, genetic engineering, and manufacturing to develop therapies with the potential to overcome many of the challenges inherent to cell therapy and provide a significant advantage over existing cell therapy technologies. We believe our commitment to developing off-the-shelf cell therapies will expand patient access and provide an unparalleled opportunity to advance the course of cancer care. For more information on Century Therapeutics please visit https://www.centurytx.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements regarding our cash and financial resources, our clinical development plans, the development of our U.S. manufacturing facility, and our financial guidance are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this presentation are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of the COVID-19 pandemic on our business and operations; the performance of third parties in connection with the development of our product candidates, including third parties conducting our future clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Company: Elizabeth Krutoholow – investor.relations@centurytx.com

Investors: Melissa Forst/Maghan Meyers – century@argotpartners.com

Media: Joshua R. Mansbach – century@argotpartners.com

Century Therapeutics, Inc

Condensed Balance Sheets

(unaudited, in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current Assets:
Cash and cash Equivalents	$56,445	$27,211
Short-term investment	166,434	48,542
Prepaid expenses and other current assets	5,275	3,044
Total Current Assets	228,154	78,797
Property and equipment, net	57,967	15,385
Operating lease right-of-use, net	11,854	9,392
Long-term investments	135,914	1,053
Other long-term assets	3,486	2,149
Total assets	$437,375	$106,776

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,596	$8,082
Accrued expenses and other liabilities	8,059	4,030
Total current liabilities	15,655	12,112
Operating lease liability, noncurrent	14,559	11,679
Long-term debt, net	8,903	9,636
Other long-term liabilities	2,020	-
Total liabilities	41,137	33,427
Non-cumulative convertible preferred stock		179,761
Stockholders' equity
Common stock	5	1
Additional paid-in capital	785,049	217,832
Subscription receivable	-	(31,900)
Accumulated deficit	(388,166)	(292,342)
Accumulated other comprehensive loss	(650)	(3)
Total stockholders' equity	396,238	(106,412)
Total liabilities and stockholders' equity	$437,375	$106,776

Century Therapeutics, Inc
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Year Ended
	December 31,	December 31,
	2021	2020
Operating Expenses:
Research and development	$75,648	$39,681
General and administrative	19,235	9,495
Write off of in-process research and development asset	-	4,722
Total operating expenses	94,883	53,898

Loss from operations	(94,883)	(53,898)

Interest expense	(1,275)	(381)
Other income, net	377	704
Loss before provision for income taxes	(95,781)	(53,575)
Provision for income taxes	43	-

Net loss	$(95,824)	$(53,575)

Unrealized (loss) on short-term investments	(615)	8
Foreign currency translation adjustment	(32)	(8)
Comprehensive loss	$(96,471)	$(53,575)

Net loss per common share - Basic and Diluted	$(2.96)	$(7.16)

Weighted average common shares outstanding	32,392,554	7,481,861